Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED CLOSES FARALLON FINANCING; UPDATES CORPORATE DEVELOPMENTS

SAN DIEGO, Apr. 2 — Accredited Home Lenders Holding Co. (NASDAQ: LEND) (“Accredited” or “Company”), a mortgage company specializing in non-prime residential mortgage loans, today announced it has closed the previously proposed financing transaction with Farallon Capital Management®, L.L.C. and related entities (“Farallon”). Accredited also provided an update on the Company’s liquidity, the Company’s business, developments with respect to the Company’s independent auditors, and other matters.

Closing of Farallon Financing

The Company has closed a $230 million term loan facility provided by Farallon. The loans under the facility have a five-year term and may be repaid by Accredited at any time over the life of the loan, subject to certain conditions and prepayment fees. The loans are secured by a pledge of certain subsidiaries, including all domestic subsidiaries, and a security interest over certain assets. In connection with the financing, Farallon received warrants to acquire approximately 3.23 million shares of the Company’s stock at an exercise price of $10 per share. The warrants will expire in ten years from the issuance date. As contemplated, Farallon also was granted certain preemptive rights, registration rights and board observer rights. Proceeds of the term loan can be used for general working capital, the funding of mortgage loans, and other corporate needs.

Farallon manages equity capital for institutions and high net worth individuals and is headquartered in San Francisco, California. Farallon is a registered investment advisor with the United States Securities and Exchange Commission (“SEC”).

Other Liquidity Developments

In addition, Accredited announced the following developments regarding its available financing capacity:

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Accredited has obtained a new $500 million warehouse facility from a large commercial bank and renewed one of its existing warehouse facilities with an investment banking firm for $600 million. The Company is also in discussions with another investment banking firm regarding the possible renewal of an existing $650 million warehouse facility.

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As a result of the previously announced sale of $2.7 billion of loans and the closing of the Farallon term loan, Accredited repaid the majority of its warehouse facilities. The Company terminated four warehouse lines after repayment of these facilities in full. In addition, Accredited has received further waivers of certain covenants on three of its warehouse facilities, which have a combined total of approximately $100 million in outstanding advances at March 31, 2007. Accredited has agreed with these lenders that Accredited will not draw down additional borrowings under the facilities at the current time. The Company plans to sell much of the collateral in these warehouse lines in the ordinary course of business, as described below in the “Loan Dispositions” section. After the loan sales are completed and these three facilities are repaid in full, these facilities may be terminated or renewed. Certain of these lenders have indicated a willingness to renew their facilities with the Company.

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In addition, Accredited has sold all the mortgage loans collateralizing its asset-backed commercial paper program and has collateralized the remaining $80 million in commercial paper notes outstanding with cash. The Company has agreed with the swap counterparties supporting the asset-backed commercial paper program to discontinue current use of the commercial paper conduit. Accredited will consider reactivating or terminating the program depending upon future market conditions and the availability of various credit providers. If the program is terminated, the Company intends to repay the commercial paper outstanding with the cash held as collateral in the conduit.

As a result of the developments outlined above, the Company has approximately $350 million of available cash on hand at March 31, 2007, not including the cash collateralizing the asset-backed commercial paper program.

Originations

The Company reported that it originated approximately $1.8 billion of mortgage loans in the U.S. and Canada during the quarter ended March 31, 2007.

Loan Dispositions

As previously announced, the Company closed a $760 million asset-backed, on-balance sheet securitization on January 30, 2007. The Company intends to evaluate additional securitizations as an alternative to whole loan sales in the future

Accredited sold approximately $800 million and, as previously disclosed, $2.7 billion of mortgage loans for cash in the first quarter of 2007. The approximately $800 million sold at a weighted average net price of 100.63%. The $2.7 billion sale in March included substantially all performing and non-performing loans in inventory on March 6, 2007 and will result in a pre-tax charge of approximately $160 million.

In March, the Company signed a $400 million forward sale agreement, priced at 100.625%, for loans to be delivered in the second quarter.

Company Outlook

Commenting on all of the recent developments at Accredited, Chairman and Chief Executive Officer James A. Konrath remarked, “We are pleased with the closing of the term loan with Farallon. The loan is a key component of our plan to improve the Company’s liquidity in order to maneuver in a non-prime mortgage market that has become even more turbulent than the market we described in our conference call on February 14, 2007. The Farallon loan, along with the restructuring of our warehouse financing capacity and recent loan dispositions, provides Accredited with greater flexibility in originating loans, securitizing ongoing loan production, and pursuing various strategic options.”

Relationship with Auditors

On March 27, 2007, Grant Thornton LLP (“Grant Thornton”), the registered independent public accounting firm for Accredited, orally advised the audit committee of the Company of its intent to resign as the Company’s independent auditors. Grant Thornton also advised the Company at that time that it did not intend to complete its audit of the Company’s financial statements for the year ended December 31, 2006. The audit committee was in discussions with Grant Thornton to reconsider their decision, but on March 30, 2007, Grant Thornton provided the Company’s audit committee with a letter dated March 27, 2007 regarding its resignation as the Company’s independent auditors. The Company’s audit committee did not request or approve the resignation of Grant Thornton. The Company’s audit committee voluntarily reported Grant Thornton’s resignation to the SEC. In addition, the Company’s audit committee is reviewing the circumstances relating to Grant Thornton’s resignation. The Company’s audit committee has begun the process of selecting a new registered public accounting firm with the objective of engaging a new accounting firm as quickly as possible. No assurance can be given as to when a new auditing firm might be engaged.

Grant Thornton’s audit report on the Company’s consolidated financial statements as of and for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from June 14, 2005 (the date that Grant Thornton was engaged as auditor) through December 31, 2005, and during the period from January 1, 2006 to the present, there have been no disagreements between the Company and Grant Thornton on any matter of accounting principles or practices or financial statement disclosure. In connection with its resignation, Grant Thornton did advise the Company that it believed it would have had to significantly expand the scope of its audit of the Company’s financial statements for the year ended December 31, 2006.

Accredited is reviewing the potential impact of Grant Thornton’s resignation on a variety of issues, including the obligation of the Company to provide Regulation AB certifications with respect to its securitizations, requirements under certain state and provincial regulatory licenses to provide annual audited financial statements, and the effect of the additional delay in completing its 2006 audit on its NASDAQ listing status, among others. Accredited has contacted most state regulatory authorities regarding the delay in filing its Annual Report on Form 10-K. The Company has been orally told by the regulatory authorities in affected states that they will allow the Company additional time to complete its year-end audit. The Company intends to continue its origination operations during this period.

Pursuing Strategic Options

Accredited is continuing to work with its financial and legal advisors to explore various strategic options. Strategic options could include, but are not limited to, raising additional capital, a merger, or other strategic transaction. There can be no assurance that the Company’s pursuit of strategic options will result in any transactions being consummated.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Farallon

Farallon Capital Management, L.L.C. was founded in 1986 by Thomas F. Steyer. The firm manages equity capital for institutions and high net worth individuals. Farallon’s institutional investors are primarily college endowments and foundations. Farallon employs approximately 120 people in its headquarters in San Francisco, California. Farallon is a registered investment advisor with the United States Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements regarding the manner in which the Company may use the proceeds of the Company’s term loans from Farallon, statements regarding developments and plans concerning the Company’s financing capacity (including, without limitation, the Company’s plans to sell collateral securing certain warehouse lines and repay amounts outstanding under these lines, the possibility of the Company entering into new warehouse lines or renewing existing warehouse lines and the Company’s plans with respect to its asset-backed commercial paper program); statements regarding the Company’s loan disposition strategy, including its forward sale agreement and evaluation of additional securitizations; statements regarding the Company’s outlook; statements regarding the cessation of the Company’s relationship with Grant Thornton, efforts by the Company’s independent audit committee to engage a new independent registered accounting firm and the potential impact of termination of the Company’s relationship with Grant Thornton on a variety of issues; and statements regarding the Company’s exploration and pursuit of strategic options. These forward-looking statements involve a number of risks and uncertainties. These risks and uncertainties include, among other things, risks and uncertainties relating to the Company’s ability to repay the Farallon loans and comply with the terms of the Company’s agreements with Farallon, and risks and uncertainties relating to the use of proceeds from the

Farallon loans; risks and uncertainties relating to the Company’s ability to enter into new or renew existing warehouse facilities or other financing facilities, remain in compliance with the terms of such warehouse or other facilities, receive further waivers or enter into additional standstill agreements with lenders as necessary, the Company’s ability to sell loans in warehouse facilities with standstill agreements and repay the borrowings outstanding under such warehouse facilities, and the Company’s ability to repay amounts outstanding, and discontinue or re-activate use of, the Company’s asset-backed commercial paper program; risks and uncertainties relating to the Company’s ability to deliver loans pursuant to the forward sale agreement and execute future whole loan sales and securitzations; risks and uncertainties relating to the Company’s ability to engage a new independent registered accounting firm, complete its 2006 audit, file its annual report on Form 10-K for the period ended December 31, 2006 and make other regulatory filings, provide Regulation AB certifications and work with state regulatory authorities to continue origination operations; and risks and uncertainties relating to the Company’s ability to accomplish strategic options, originate loans; grow its asset-backed portfolio or take advantage of opportunities; and other risks and uncertainties identified in the risk factors and other disclosures in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and in other documents filed by the Company with the SEC. These and other factors could cause the Company’s actual results to differ materially from what it projects or anticipates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.